Exhibit 99.7

FIRST NATIONAL CORPORATION
BENEFICIAL OWNER ELECTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed materials relating to the grant of non-transferable rights to purchase common stock, par value $1.25 per share, of First National Corporation (the “Company”).

I (we) hereby instruct you as follows:

(CHECK THE APPLICABLE BOXES AND PROVIDE ALL REQUIRED INFORMATION)

Box 1. ❑ Please DO NOT EXERCISE RIGHTS for Shares.

Box 2. ❑ Please EXERCISE RIGHTS for Shares as set forth below:

A. Number of Shares Being Purchased:

B. Total Exercise Price Payment Required:

Basic Subscription Right

I exercise rights	x 1.00 =
(no. of your rights)	(ratio)	(no. of Shares)
Therefore, I apply for	x $4.00 =
(no. of Shares)	(subscription price)	(amount enclosed)

Over-Subscription Privilege

If you fully exercise your Basic Subscription Right, and wish to subscribe for additional shares up to the total number of unsubscribed shares, you may exercise your Over-Subscription Privilege. If sufficient shares are available, the Company will seek to honor the over-subscription requests in full.  If, however, over-subscription requests exceed the number of unsubscribed shares, the Company will allocate the unsubscribed shares among subscribers exercising their Over-Subscription Privilege by multiplying the number of shares requested by each subscriber through the exercise of their Over-Subscription Privilege by a fraction that equals (x) the number of shares available to be purchased through Basic Subscription Rights divided by (y) the total number of shares requested by all subscribers through the Basic Subscription Rights.

Accordingly, my maximum Over-Subscription Privilege is:

2,955,649		Shares
(total offered shares)	(total no. of shares subscribed for above)	(maximum unsubscribed shares)

Therefore, I apply for:

x $4.00
(no. of your over-subscription shares subscribed for)	(subscription price)	(additional amount enclosed)

Total Payment Required =	$

Box 3. ❑ Payment in the following amount is enclosed.
$

(The total of the above Box 3 must equal the Total Payment Required.)

I (we) on my (our) own behalf, or on behalf of any person(s) on whose behalf, or under whose directions, I am (we are) signing this form:

•	irrevocably elect to purchase the number of Shares indicated above upon the terms and conditions specified in the prospectus; and

•	agree that if I (we) fail to pay for the Shares I (we) have elected to purchase, the exercise will be invalid.

Name of Beneficial Owner(s):

Signature of Beneficial Owner(s):

If you arc signing in your capacity as a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or another acting in a fiduciary or representative capacity, please provide the following information:

Name:

Capacity:

Address (including Zip Code):

Telephone Number: